Equity Transfer Agreement
This Agreement is entered by and between the Transferors and Transferee in Tianjin on the day of January 5, 2010.

Transferors:

Flying Dragon Investment Management Limited （hereinafter referred to as "FDIM"）

Flying Dragon Resource Development Limited （hereinafter referred to as "FDRD"）

FDIM and FDRD shall hereinafter be referred to individually as a "Transferor" and collectively as the "Transferors".

Transferee：

Willsky Development Ltd.

 (The Transferors and the Transferee shall hereinafter be referred to individually as a "Party" and collectively as the "Parties".)

Target Company：

Fuzhou Flying Dragon Zhongran Gas Inc. (hereinafter referred to as “Fuzhou Zhongran”), a limited company established and existing under the laws of China, with its registered address at Xiayang Village, Dengjia Country, Dongxiang County, Jiangxi Province, with its legal representative of Shen Wensheng.

Whereas:

The shareholders of Fuzhou Zhongran are FDRD holding 93.33% equity and FDIM holding 6.67% equity.

The Transferee agrees to purchase all equity of Target Company from the Transferors.

Pursuant to the Company Law of the People's Republic of China and Contract Law of the People's Republic of China and other applicable laws and regulations the Transferors and the Transferee, after friendly consultations, conclude this Agreement regarding the equity transfer as follows:

1、Transferred Equity

1.1	Transferors jointly and severally agree to sell all equity of Target Company held by all the Transferors (hereinafter referred to as "Transferred Equity") to the Transferee.

1.2	Transferee agrees to purchase all equity of Target Company from all the Transferors.

1.3
After the transfer of equity the Transferee shall have the shareholder's rights, and undertake obligations and responsibilities of shareholder in accordance with applicable China laws and the provisions of the Articles of Association of Target Company.

2、Precondition of the transfer of equity

2.1
The Parties agree that the following conditions shall be satisfied prior to the transfer of equity by the Transferors, the purchasing equity by the Transferee and performance of the transferred equity delivery by the Parties:

（1）All necessary permissions, instructions, consents, licenses, approval or authorization, related to the legality, validity or enforceability of the selling of the transferred equity, purchasing the transferred equity, issued by the relevant government authorities, departments or other organizations have been obtained or made;

（2）All the necessary procedures, formalities and procedures related to the transferring and purchasing the transferred equity have been completed or performed.

（3）The transfer of equity shall not results in the deprivation of operating right of Urban Gas Pipeline Project of Target Company.

2.2	The Transferee may, at any time by writing to waive any of the above preconditions, and such waiver may be based on the terms and conditions which the Transferee determines.

2.3
The Parties agree that except otherwise agreed in this Agreement, the Transferee shall be entitled to terminate this Agreement unilaterally without any liability of breach of Agreement if some or all of the preconditions are still unable to be satisfied before the completion of transferred equity. If the Transferee suffers from losses hereby, the Transferors shall compensation such losses to the Transferee.

3、Transfer price and Time of payment

3.1
The Parties agree that the Transferee will let account firm, law firm and the engineering designing institute to make due diligence investigation in the site of Transferors and provide relevant reports to the Transferee after investigation. The Transferors agrees to make great effort to cooperate with such third parties.

3.2
The Parties agree that the transfer price of 100% equity of Target Company shall be RMB 26,000,000 (hereinafter referred to as "Consideration") and paid in RMB in China or equivalent US dollar overseas by the means of installments. Aforesaid Consideration is on the basis of assets situation of the Target Company on September 30, 2009 (day of assets appraisal) and will be adjusted in accordance with the change of assets and liabilities of Target Company from the day of assets appraisal to the delivery day.

3.3	Payment Schedule

The Parties agree that the Consideration shall be paid according to the following Payment Schedule upon the approval of this Equity Transfer by the board of directors of the Transferee:

3.3.1
The amount of the first installment is 27% of the Consideration, namely Renminbi 7 million Yuan. The Transferee shall make the first installment payment to the Transferors within 5 working days after the satisfaction of following conditions.

 (1)The Target Company has carried out necessary internal decision making procedure according to its Articles of Association and relevant laws and regulations, including but not limited to obtaining resolutions of Broad of Directors and Shareholder's Meeting for approving equity transfer;

(2) Obtaining writing certificate from local AIC or Foreign Trade and Economic Authority for the approval of delay contribution of registered capital of the Target Company.

The Transferors shall submit original documents after obtaining abovementioned documents or satisfaction of above conditions. The day when receiving all above mentioned documents shall be the day of satisfaction of conditions. Above conditions shall be satisfied or completed before January 20, 2010, otherwise the Transferee is entitled to terminate this Agreement and the Transferors shall pay the Transferee RMB 500,000 Yuan as penalty. The Transferors shall assume such default liabilities jointly and severally.

3.3.2
The Parties agree that, the Transferors shall complete all of the following procedures as of the date of the first installment payment to the date of the second installment payment; otherwise, the Transferee shall have the right to refuse to make the second installment payment:

 (1) The Transferors positively assist the Target Company to complete the examination for the completed project;

 (2)The Transferors shall release public statements in the proper local media under the consent of the Transferee with consultation, where Target Company are located, to announce that the Transferors and Target Company are not subject to any ongoing litigation, arbitration cases (including under implementation), any circumstance of seal-up, freezing or seizure of possession or other judicial enforcement situation, or any disputes or potential disputes which may cause litigation or arbitration. Meanwhile, there is no any outstanding guarantee or mortgages provided by Target Company for any other person/entity. Before the completion of the transfer, all rights and obligations of Target Company shall transfer to the Transferors, who jointly and severally have the rights and take the obligations, other than the receivable uncollected in connection with the development agreements signed before the completion.

 (3) The Transferors shall be liable to complete the alteration registration for the equity transfer of the Target Company coordinating with the Transferee before January 31, 2010, obtain the new Business License and change the business scope of the Target Company which at least includes the investment, operation, management and services of urban gas pipeline.

 (4) The Transferors shall assist to handle other alteration registration procedures other than AIC alteration registration for the equity transfer, including but not limited to alteration of tax registration, bank and other procedure other relevant departments request;

 (5) The Transferors shall assist to settle the problems from old user;

 (6) The Transferors shall provide the lists of creditors' right and obligations to the Transferee;

 (7) The Transferors and the Target Company shall assist the Transferee to check the fixed assets;

 (8) The Transferors shall cause the Target Company to complete to transfer following documents to the Transferee, including but not limited to, company stamps, certificates, licenses, government permits and documents and materials of engineering, finance, human resources and business contracts of operation of the Target Company, no matter in writing or in electronic;

 (9) Completion of the Transfer.

3.3.3 The amount of the second installment is 53% of the Consideration, namely Renminbi 13,800,000 Yuan. The second installment shall be paid on April 30, 2010. The preconditions of the second installment are as follows:

（1）All procedures requested for the first installment are completed without any loss for the operation of Target Company.

（2）The transferors shall assist the Target Company to complete the comprehensive examination for the vaporizing station and completed pipeline (including examination and filing procedures of Construction Bureau, Quality Supervision Bureau, Environmental Protection Bureau and Security Supervision Bureau) and obtain the examination report for relevant authorities;

（3）With regard to the users had connected to the pipeline, the Transferors shall transfer all collected and receivable connection fees to the Target Company or the Transferee without any conditions.

Above conditions shall be satisfied or completed before April 30, 2010, otherwise the Transferee is entitled to terminate this Agreement, the Transferors shall refund the paid consideration to the Transferee and the Transferors shall pay the Transferee RMB 500,000 Yuan as penalty. The Transferors shall assume such default liabilities jointly and severally.

3.3.4    The amount of the third installment is 20% of the Consideration, namely Renminbi 5,200,000 Yuan. For the propose of smoothly transition and stable operating of Target Company, the third installment shall be considered as deposit of this transaction and will be paid to the Transferors on August 31,2010 on the condition that the Transferors are free of any liabilities.

3.4
The Transferors jointly and severally agree that when the Transferee makes payment to the Transferors, the Transferee is entitled to deduct any of the remaining payables (if any) owed by the Transferors on its own discretion without any prior consent of the Transferors.

4、Adjustment of Transfer Price

4.1
The Transferors jointly and severally undertake to assist to obtain all inspections and examination reports for completed constructions of the Target Company, including completing of approval and filing procedures of relevant government authorities as the request of the Transferee on April 30, 2010. If the Transferors fail to fulfill the foregoing obligations before the second installment payment, then the Transferee is entitled to reduce the amount of Renminbi 300,000 Yuan from the Consideration or to request Renminbi 300,000 Yuan as compensation of breach of Agreement from the Transferors.

4.2
The Transferors jointly and severally undertake to transfer all collected or receivable connection fees from connected users to Transferee without any condition as the request of the Transferee on April 30, 2010. If the Transferors fail to fulfill the foregoing obligations before the second installment payment, then the Transferee is entitled to reduce the amount of Renminbi 300,000 Yuan from the Consideration or to request Renminbi 300,000 Yuan as compensation of breach of Agreement from the Transferors.

4.3
Transferors jointly and severally undertake to ensure that before the completion of the Transfer in order to keep the stability of the personnel of Target Company, hiring new staff, salary adjustments or other changes shall not be occurred except staff and salary adjustments contained in the "List of company personnel and salary details" (specified in annex II to this Agreement, the "List of company personnel and salary details") and new constructions advance payments and payables shall not be occurred except that contained in the " Obligations transfer list" (specified in Annex III to this Agreement, the "Obligations transfer list"). The Transferee is entitled to deduct the losses of Target Company from the outstanding of the Consideration if the Transferors breach the aforementioned guarantee.

5、Corporate Operation before the Completion of Transfer

5.1
The Transferors jointly and severally agrees that Target Company and the Executive Director appointed by it shall ensure that: first, business operation of Target Company will be carried on in accordance with the normal and prudent principles; second, the Company and its Board of Directors shall not deal with or shall deal with (or allow to deal with) any (those things that shall be done or not be done during the normal operation) important actions or matters. Moreover, without a written consent from the Transferee in advance before the completion of the Transfer, the Transferors shall, in particular (but not limited to the general applicability of the statement mentioned above), ensure that Target Company shall not:

（1）Issue or agree to issue any shares or loan capitals, or; offer or agree to offer or withdraw any option of purchase, or; amend any existing terms concerning the acquisition or subscription of the option or right of any shares or loan capital;

（2）Make a loan or raise money;

（3）Terminate any Agreements, arrangements or Agreements of great value, or; waive any rights of material value.

（4）Create or permit to arise any mortgage, charge, lien, pledge, other form of security or encumbrance of equity of whatsoever nature, whether similar to the foregoing or not, on or in respect of any part of its undertaking, property or assets other than liens arising by operation of law in amounts which are not material;

（5）Give any guarantee, indemnity, surety or security to any third party;

（6）Dispose or agree to dispose of or acquire or agree to acquire any material asset;

（7）Dispose of the ownership, possession, custody or control of any corporate or other books or records;

（8）Other than in the ordinary and usual course of its business, compromise, settle, release, discharge or compound any material civil, criminal, arbitration or other proceedings or any material liability, claim, action, demand or dispute or waive any right in relation to any of the foregoing;

（9）Other than in the ordinary course of its business, release compromise or write off any material amount recorded in the books of account of the Target Company as owing by any debtors of such Target Company;

（10）Let or agree to let Target Company to transfer the possession or ownership of the whole or any part of the Property, or take on lease or assume possession of any real property;

（11）Terminate any or allow to lapse any material insurance policy now in effect or defaulting under any provision thereof.

6、Matters prior to Completion of the Transfer

6.1
During the process of verifying assets and businesses of Target Company, should the Transferee find any items not in compliance with Assets Confirmation List (please refer to the Attachment 4 below), it can notify both Parties at any time. The two Parties will adjust the price of transfer upon negotiation. Should the two Parties cannot reach an agreement on the adjustment of the price of transfer within 7 working days after the notice, then they shall retain a professional appraisal institution to assess the value of relevant assets. Both Parties agree to adjust the price of transfer based on the result of assessment. Each Party will share 50% of the assessment fee.

6.2
The Transferors shall pay up the entire outstanding payables of all uncompleted contracts before Completion of the Transfer at its own cost, or transfer the payables to Transferors with prior consent from relevant creditors. Target Company shall be responsible for the payables of the construction agreement signed by it after the Completion of the Transfer. Notwithstanding aforesaid, the uncollected receivables of the development agreement signed before the Completion of the Transfer shall still belongs to Target Company. Both Parties shall conclude Finance Settlement Rules for the settlement of tax, advance payments, account payable, account receivable and etc. before the completion of delivery, which shall be one of the annexes of this Agreement.

6.3
Contingent liabilities or other liabilities of the Target Company before the completion of delivery which the Transferors do not disclosed shall be assumed by the Transferors jointly and severally. If the Target Company assumes or pays such liabilities in advance and is subject to losses, the Transferors shall compensate all losses to the Target Company within 5 working days after the occurrence of actual losses.

7、Completion of the Transfer

7.1
The Parties agree that they will establish a “transfer team” jointly to complete the equity transfer of Target Company within three working days upon the completion of the first installment. The day when “transfer team” is established is the delivery day.

7.2
The Transferors shall prepare a list of transfer for the “transfer team”. The list shall show all the assets, corporate books required by the law, account books, documents, agreements, and contracts and so on.

7.3
If the Transferee failed to make the first installment in accordance with the Agreement or the Transferors causes a significant impact on the business operation of Target Company due to its false reports or data, the Agreement will be terminated automatically.

7.4	To facilitate the Completion of the Transfer, the Transferors shall submit the following documents to the Transferee:

（1）Permits and approvals in writing for the alteration registration of equity transfer from Committees of Foreign Trade and Economic Cooperation and AIC;

（2）Certificates of shares on the equity transfer (including register of shareholders of Target Company);

（3）Letters of resignation from all the current directors, supervisors of Target Company. It should be confirmed that none of these letters of resignation have involved Target Company respectively in any claims (no matter it is on the compensation for resignation or any other reasons). The resignation shall be effective upon the delivery day;

（4）Confirmation letters of senior officers of Target Company to confirm that none of the officers have claims against the Target Company respectively (no matter it is on the compensation for resignation or any other reasons);

（5）Certificates that prove property right alteration registration procedures concerning the selling and purchasing of transferred equity have been duly completed;

（6）Certificates that prove existing bank accounts of Target Company respectively have been rendered void and new authorization orders have been issued to personnel appointed by the Transferee;

（7）Certificates of ownership of the assets; and

（8）Certificates by the Target Company banks of the amount standing to the debit or credit of such accounts at the close of business on the day of Completion of the Transfer.

7.5
Both Parties agree that the transfer shall be deemed to be completed upon the day when the Transferee confirms that all works of delivery has completed and the Transferors have fulfilled its obligations under Article 7.4.

8、Representations and Warranties

8.1	The Transferors jointly and severally commits and guarantees that:

8.1.1
The Transferors legally owns 100% of the equity of Target Company. Should any third Party raise requests to the Transferee for ownership or interest of the equity, the Transferors shall bear full responsibility and compensate the Transferee for any loss incurred hereof.

8.1.2
The Transferred Equity shall not subject to any restriction under any laws and agreements beyond the ones stipulated expressly in this Agreement. Should any third Party produce effective evidence that the transfer by the Transferors subjects to under any laws and agreements, the Transferors shall bear full responsibility and compensate the Transferee for any loss incurred hereof.

8.1.3	Upon the performance of the Agreement, no third Party has access to the equity acquired by the Transferee, its subsidiary rights and interests or those to be generated from the equity.

8.1.4
Individual income tax of the revenue generated from the equity transfer shall be borne by the Transferors, who shall pay tax to the local tax bureau and submit copies of certificate of tax payment to the Transferee.

8.1.5	The Target Company are established and existing under the laws of China.

8.1.6
Target Company own and have acquired all the effective authorization letters, licenses, approvals and permits to manage existing assets and carry out all the business operations (specified in Annex V "The production and operation information of Target Company"). The above-mentioned documents have been registered and recorded in relevant authorities in accordance with applicable laws and regulations.

8.1.7
Except written disclosure to the Transferee, the assets of Target Company are not subject to any guarantees or any right of third Party or any other limitations that might affect the execution of rights concerning the above-mentioned assets or interests. As of the execution day of the Agreement, nobody will execute or claim to execute any rights that might significantly affect the conditions of the transferred assets, or raise any disputes directly or indirectly involving the transferred assets.

8.1.8	Upon execution by both Parties, this Agreement will be binding upon the Transferors.

8.1.9	Except written disclosure to the Transferee, the assets are not subject to any litigations, arbitrations or administrative procedures involving any other enterprises or its subsidiaries.

8.1.10	Except explicit disclosure, the transferred assets of Target Company are not subject to any other loans to be paid or debts of any forms.

8.1.11	Before the execution day of the Agreement, there is no written notice from creditors that will make a mandatory disposal of assets of Target Company.

8.1.12	As of the execution day of the Agreement, as far as the Transferors know, no material adverse affects occur or based on reasonable judgment might occur to the existing business, finance or operation.

8.1.13	The Assets Confirmation List (specified in Annex 4 below) provided by Transferors to Transferee is true, accurate and complete.

8.1.14
On the base day of assets appraisal, Target Company have effective and tradable ownership in all the fixed assets stipulated in Assets Confirmation List, including but not limited to all the machines, constructions, on-going projects, gas pipeline, land and other fixed and current assets. Moreover, it is still entitled to effective and tradable ownership in the above-mentioned assets and all the acquired assets upon the date of the Completion of the Transfer.

8.1.15	Upon the delivery day, major assets in operation of Target Company shall be in good condition and comply with normal standards of gas industry after periodical and proper maintenance.

8.1.16
The operations of Target Company have never gone against rules and regulations of China, never received any written notice from relevant management or public service department that indicates authorization, license, approval and permit awarded to the target company before have been revoked due to its delinquent behaviors and the revocation of the above-mentioned documents, compliance with relevant regulations or remedial measures adopted have material adverse affects to the business operation of the Target Company.

8.1.17	The Obligations Transfer List (please refer to Annex 3) provided by Transferors to Transferee is true, accurate and complete.

8.1.18
Before the delivery day, all the debts owed by Target Company have been shown in the Debt Transfer List specified in Annex III), including but not limited to the amount owed to the original shareholders, the amount payable to suppliers and construction teams, salaries and benefits payable to employees, taxes payable to tax bureau and so on. The above-mentioned debts have been paid up by the Transferors at its own cost or transferred to the Transferors with consent from relevant creditors.

8.1.19	Except for debts shown in the Debt Transfer List (please refer to Annex 3), there is no other debt owed by Target Company before the Delivery day.

8.1.20	The Transferors will negotiate with the Transferee on matters concerning equity transfer not mentioned herein in accordance with Chinese rules and regulations.

8.1.21
The Transferors shall be responsible for the above-mentioned representations and warranties. If the Transferors are in breach of any of such terms, the Transferee reserves the right to deduct RMB 500,000 Yuan from the Consideration.

8.1.22	The Transferors jointly confirms that the Transferee signs this Agreement relying on every guarantee and warranty.

8.1.23
Should the Transferee has proper reason to believe a potential violation of such guarantees, within three years after the completion of the transfer, the Transferee, its counselors and representatives reserve the right to require the Transferors to offer all the facilities (in particular, the access to all the financial records and other documents of the Transferors) so that the Transferee can confirm whether a violation has occurred to the relevant guarantees.

8.1.24
The Transferors jointly commits that upon the execution of the Agreement, it will terminate any negotiation on the equity transfer of Target Company with any third Party except the Transferee. Meanwhile, it will not carry out new negotiations on the equity transfer of Target Company with any third Party except the Transferee.

8.1.25	The above-mentioned representations and guarantees remain effective after the delivery day.

8.2	The Transferee commits and guarantees that:

8.2.1	The Transferee is a legal entity established and existing under the laws of United States.

8.2.2	The Transferee will negotiate with the Transferors on matters concerning equity transfer not mentioned herein in accordance with laws and regulations of China.

8.2.3
The Transferee shall be responsible for the above mentioned representations and guarantees. If the Transferors have fulfilled its obligation under the Agreement, the Transferee shall also bear relevant liabilities and pay Consideration to the Transferors as stipulated in this Agreement.

9、Liability for breach of the Agreement

9.1
In the event that there is any material omission or severe fraud in the documents or data submitted by the Transferors, the Agreement may be terminated by the Transferee. Meantime the Transferors shall indemnify the Transferee for the damage herein caused by the Transferors.

9.2
The Parties mutually agree that, unless this Agreement is otherwise provided, if either Party makes a material breach of the Agreement, the observant party has the right to terminate the Agreement according to the Contract Law of People's Republic of China and applicable judicatory interpretation and claim for compensations.

9.3
The Parties confirm simultaneously that if either Party breaches their representations, warranties and facts stated in the Article 8 under the Agreement，the observant party may have the right to terminate this Agreement and claim for compensations.

9.4
Any Party breaching any provision of the Agreement including but not limited to representations、guarantees and warranties shall consist of the breach of the Agreement. The observant party may have the right to claim for compensation until to terminate this Agreement.

9.5
After completion of the equity transfer, the Transferors shall take positive measures to solve all disputes or debts caused by the running of the company before the delivery day, or unforeseeable disputes before the delivery day. The Transferee shall be compensated by the Transferors for the damage caused hereby.

9.6
If the Transferors fail to fulfill their undertakings on time under the Agreement, the Transferors are deemed to breach the Agreement and the Transferee may have right to terminate this Agreement and claim for compensation.

9.7
Unless this Agreement is otherwise provided, if the Transferors have performed all the provisions of this Agreement strictly; however the Transferee refuses to make payment according to the schedule under this Agreement or unilaterally terminates this Agreement, the Transferee shall assume liabilities of default and compensate the Transferor for their damage caused hereby.

10、 Others

10.1
The Transferors jointly and severally undertake to be in charge of jointly assisting the Target Company to select two industrial users and conclude and sign the pipeline gas supply Agreement (binding framework agreement) with the Target Company as the request of the Transferee on the earlier date of the 90th day as of the first installment payment and the day of the second installment payment.

10.2
For the convenience of both parties to carry out their job on site the Transferee will reserve a position of director for the Transferors after the completion of the alteration of equity transfer. The term of office of such director shall be terminated as of the day of the payment of second installment.

10.3
If possible, the Transferee will pay to the Transferors at most the consideration of the amount of RMB 1 million Yuan before February 14, 2010 within two weeks in advance. Such payment shall be deducted from the second installment paid for the Transferee to the Transferors.

11、Force Majeure

Neither Party shall be prevented from failure of performance of any of its obligations under this Agreement due to an event of Force Majeure outside the reasonable control of that Party. The Party affected by such event of force majeure shall notify the other Party immediately in convenient way, and shall not later than 15 days after the commencement of such event submit the documentary evidence notarized by local notary organ to the other Party. Both Parties shall negotiate the way of dealing with the aftermath such event in time.

12、Confidentiality

Either Party of this Agreement shall not disclose any information related to this Agreement to any person、entity or company during the term of the Agreement or five years after the expiry date of the Agreement, no matter the person、entity or company has a competitive relationship with the other Party or not.

13、Notices

13.1
Any and all notices shall be in writing, including facsimile、letter、delivery by designated deliverer, the notifying date shall be no later than 7 days after the written notice delivered. The notifying date of unwritten notice (telephone or email, etc) shall be the date of written confirmation of the receiver.

13.2
Either Party altering the notice(s) or the address, shall notice the other Party no later than 3 days after the alteration. The altering Party shall take all legal liability caused by its failure of performance of notifying duty.

 If to the Transferors, notices shall be delivered as follows:

Addressee：   Lin Gong         Position： Director

Address：  Gas Station, Xiayang Village, Dengjia Country, Dongxiang County,
Jiangxi Province   Post code： 331801

Facsimile： 0794-4220898    Email： linyan@flyingdragon.cc

If to the Transferee, notices shall be delivered as follows:

Addressee：____________________  Position：__________

Address：____________________ Post code：__________

Facsimile：__________ Email：____________________

13.3	All notices and relevant expenses under this Agreement shall be processed by either Party respectively in accordance with laws and regulations.

14、Governing law

The formation、validity、interpretation and/or performance of this Agreement shall be governed by PRC LAWS.

15、Settlement of dispute

Any disputes arising from or in connection with this Agreement shall be settled through friendly negotiation between the Parties. If the dispute cannot be resolved by negotiation, then any Party may submit the dispute to China International Economic and Trade Arbitration Committee Tianjin International Economic and Financial Arbitration Center for arbitration according to and regulations in effect at the time of applying for arbitration. The arbitration award shall be final and binding on all parties.

16、Severability

Any provision of the Agreement shall be deemed as severable. If any provision of the Agreement is invalid, it shall not affect the validity of the rest of the provisions of this Agreement.

17、Non-waiver

If either Party does not insist the other Party on the performance of any provision of the Agreement at any time, the Party shall not be deemed to waive the provision or waive the right to insist the other Party on execution of the provision.

18、Transcript

The formal text of the Agreement shall be written in CHINESE. Any provision of such Agreement shall be interpreted under the usual meaning of the words in the Chinese version.

19、Title and Subtitles

All tile and subtitles of the Agreement are in the convenience of the reference only and shall not limit or affect any provision provided in the Agreement.

20、Entire agreement

20.1
This Agreement includes all agreements and memorandums related to the subject of this Agreement and supersede any and all previous written or oral agreements and/or memorandums concluded by any consultation relating to the subject of this Agreement. Unless this Agreement is otherwise provided expressly, any other condition, definition, guarantee or statement related to the subject of this Agreement shall not be binding on both Parties.

20.2
Any correction、amendment、replacing or modification of this Agreement shall be made in writing and shall be ascertained that it is relevant to the Agreement and shall be signed by the representatives or designated person(s) of both Parties of the Agreement.

20.3
Both Parties of the Agreement mutually agree that in the convenience of processing the procedure of the update registration related to the share transferring hereof with the local industry and commercial bureau, both Parties may enter into a simpler share-transferring Agreement. The content of the simple share-transferring Agreement shall not be controversial with this Agreement hereof. In case of any controversy, this Agreement shall prevail.

21、This Agreement shall come into effective upon the approval of the Board of Transferee.

22、This Agreement is executed in five counterparts. Each transferor holds one and the transferee holds three.

Annexes：

Annex I  "Details of the land required by Target Company for gas station sites"

Annex II  the "list of the personnel of Target Company and salary details"

Annex III   the "Obligations transfer list"

Annex IV  "Assets Confirmation List"

Annex V  "The production and operation information of Target Company"

 (This page is blank below)

Signature Page

Transferor：Flying Dragon Investment Management Limited

Authorized Representative：

Flying Dragon Resource Development Limited

Address: Albion Plaza, TsimshatsuiKowloon, Hongkong

Tel: ：00852-23678677  Fax：00852-23678618

Authorized Representative：

Transferee：Willsky Development Ltd.

Address:

 Tel: ：               Fax：

Authorized Representative：

Date: January 5, 2010

Annex I Details of the land required by Target Company for gas station sites

Annex II List of the personnel of Target Company and salary details

Annex III Obligations transfer list

Annex IV Assets Confirmation List

Annex V The production and operation information of Target Company

Part one Basic Information of Target Company

Business License

Business License No.:

Registration No.:

Issuing Date:

Address:

Type of Enterprise

Registered Capital

Business Scope:

Business Term:

Board of Directors:

Name                                              Designated by                                                   Position

Board of Supervisors

Name                                              Designated by

Part 2 Certificates and Licenses of Operations